Putnam American Government Income Fund, March 31, 2015, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 6,646
Class B		    65
Class C   	   153
Class M		    18

72DD2 (000s omitted)

Class R		    80
Class R5	    10
Class R6	    68
Class Y		   585

73A1

Class A	    	   .126
Class B	    	   .093
Class C	    	   .093
Class M 	   .114

73A2

Class R	    	   .114
Class R5	   .138
Class R6 	   .142
Class Y	    	   .138

74U1	(000s omitted)

Class A	     50,923
Class B	        675
Class C	      1,665
Class M	        167

74U2	(000s omitted)

Class R		    700
Class R5	     73
Class R6	    483
Class Y	          4,401

74V1

Class A		   9.10
Class B		   9.02
Class C		   9.07
Class M		   9.18

74V2

Class R		   9.12
Class R5	   9.09
Class R6	   9.08
Class Y		   9.08


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.